GBS Announces Sale of Data Center Subsidiary

To Focus on Core Modernization and Mobility Offerings

February 7, 2013 – Woodstock, GA – GBS Enterprises Inc. (GBSX), a global software and services company specializing in application modernization and mobility, announced the sale of its Data Center subsidiary, IDC Global Networks.

GBS specializes in enabling organizations with IBM Notes and Domino investments to modernize and mobile enable Notes applications to increase returns; optimize & consolidate infrastructure to reduce management costs; analyze environments to minimize project risk & cost; and simplify application development & delivery.

Due to the increasing demand for its Modernization, Mobility and Optimization offerings, GBS made a strategic decision to focus on its core offerings in the IBM Notes and Domino market and divest non-core businesses. GBS originally acquired IDC Global Networks in July 2011, and integrated it as a Data Center subsidiary to add Infrastructure and Hosting capabilities to its GROUP Live cloud offering in North America. With most GROUP Live customers currently based in Europe, it made sense for GBS to exit the Data Center business in North America as a first step towards its strategic goals. The sale involves only IDC Global Networks, while GBS continues to own and develop its GROUP Live cloud automation platform.

“The sale of IDC helps us focus resources on our core offerings”, says Gary MacDonald, CEO, GBS. “Over the past few months this focus and alignment of our expertise has helped us take advantage of the significant demand for our core offerings from customers invested in IBM’s collaboration technologies. This has resulted in growth in both the number and size of customer opportunities and helps us plan for accelerated growth in 2013 and beyond.”

About GBS (GROUP Business Software)

GBS Enterprises Inc. (GBSX) is the world’s leading provider of expertise and solutions for the IBM Notes and Domino platform. GBS enables organizations with investments in Notes and Domino infrastructure to effectively respond to the rapidly evolving needs of their business users, while lowering costs and increasing returns on these investments. GBS helps customers understand and evaluate their cur-rent infrastructure and application environments, formulate strategic technology and operational goals, and implement solutions that meet current and future business needs.

GBS has over 5,000 customers with over 4 million users of its products and services.  GBS resources are available at over 15 offices across North America, Europe and Asia.  For more information, please visit www.gbs.com.

Caution Concerning Forward-Looking Statements

This release contains statements that may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements regard the intent, belief, and expectations of the Company. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, they involve risks and uncertainties, and their results may differ materially.

Media Contact:

Michael Baum, Corporate Communications
michael.baum@us.gbs.com